Exhibit (10)L

                              FNB Corporation
                          Pay-for-Performance Plan
                         Adopted February 23, 2006
                         Amended December 13, 2006


I. Purpose. The purpose of the Pay-for-Performance Plan (the "Plan") is to provide incentive compensation awards to eligible employees who, through high levels of performance, contribute to the success and profitability of FNB Corporation ("FNB," the "Corporation"). The Plan is designed to support organizational objectives and financial goals, as defined by the Corporation's strategic and financial plans, by making available additional, variable, and contingent incentive compensation.

II. General Description. The Plan is based upon the achievement of required financial targets and other defined objectives before any incentive compensation award is considered. The Plan specifies goals that are consistent with those contained in the strategic and financial plans of the Corporation.

The Plan is designed to integrate the interests of the shareholders of FNB with those of the Plan participants. The target/award formulas support a level of incentive compensation that will enable the Corporation and its subsidiaries to attract, retain, and motivate high quality officer and staff personnel and support the continued growth and profitability of FNB.

The Plan is established to augment regular salary and benefits programs already in existence. The Plan is not meant to be a substitute for salary increases but supplemental to base salary and, as stated, a reward for performance that contributes to outstanding levels of achievement.

III.  Definition of Terms.

A. "Compensation Committee" shall mean a committee of the Corporation's Board of Directors comprised solely of independent, non-employee directors of FNB (the "Committee").

B. "Plan Year" shall mean a full calendar year in which the Plan is in effect, unless otherwise specified.

C. "Eligible Employees" shall mean, for the purpose of the Plan, all full-time and part-time employees who work a minimum of 1,000 hours per Plan Year and meet other term of service and standard of performance requirements established in Section V: Plan Participation, with the exception of employees assigned to positions that have "production incentive" elements in the compensation packages for their positions.

D. "Eligible Compensation" shall mean, for the purpose of the Plan, an Eligible Employee's regular earnings, which excludes overtime, bonuses, and any prior-year incentive award paid during the Plan Year.

E. "Award" shall mean the incentive compensation award available to Eligible Employees for any Plan Year, as approved by the Committee.

F. "Financial Plan" shall mean the budget, including quantitative objectives, established by the Corporation.
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G.  "Target Results" shall mean annual corporate goals, consistent with the
    Financial Plan of the Corporation, the attainment of which are integrated with the potential granting of incentive compensation awards.

IV. Plan Administration. The FNB Board of Directors (the "Board") has delegated authority for the ongoing administration and interpretation of the Plan to the Committee. Throughout this Plan document, reference to the actions and authority of the Committee presumes that the Committee will act on final disposition of all matters pertaining to supplements or revisions to the Plan, termination of the Plan, and annual Target Results, subject to law. Actions of the Board and the Committee affecting the construction, interpretation, and administration of the Plan shall be final and binding on all parties, including the Corporation and the Eligible Employees.

Matters before the Board/Committee shall be decided upon by a majority vote of the Board/Committee. Eligible Employees who are members of the Board shall make recommendations but shall not be entitled to vote on any matters relating to eligibility for and/or determination of Awards for elements of the Plan in which they directly participate.

Before the beginning of each Plan Year, the Committee may review and revise the operating rules. The Committee may also change performance measures and Awards based upon those measures in order to emphasize specific goals and objectives of the Plan.

The Corporation's Chief Financial Officer shall compute potential Awards, consistent with the guidelines documented herein, to be presented to the Committee for approval. The Human Resources Department of FNB shall maintain payment and other related records.

Finally, in accordance with the authority delegated to the Committee with respect to the administration and interpretation of the Plan, the Committee may take into account the presence or absence of nonrecurring or extraordinary items of income, gain, expense, or loss, and any and all factors that it may deem relevant, before approving Awards for any given Plan Year. Extraordinary occurrences may be excluded when calculating performance results to insure that the best interests of the Corporation and its shareholders are protected and are not brought into conflict with the interests of Eligible Employees.

V. Plan Participation. Participation in the Plan is limited to full-time and part-time employees of the Corporation and its subsidiaries who work a minimum of 1,000 hours per Plan Year, with the exception of employees assigned to positions that have "production incentive" elements in the compensation packages for their positions. Additionally, an individual must have been employed by the Corporation or subsidiary prior to July 1 of the Plan Year, and must remain an active employee through the date on which an Award is paid, in order to receive an Award for the Plan Year.

The following is a summary of the positions selected by the Board for participation in the Plan:

Tier     Participants

#1       President & Chief Executive Officer
#2       Executive Vice Presidents
#3       Senior Vice Presidents
#4       All Other Officers
#5       Remaining Eligible Employees

VI.  Operating Rules.

A. The Plan shall be effective retroactively to January 1, 2006, with the first Plan Year being calendar year 2006.
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B.  The Plan shall become effective on the date noted herein, subject to the annual endorsement of Plan goals and parameters.

C. The Committee shall administer the Plan, and may amend, suspend, or terminate the Plan at any time.

D. The Committee shall adopt such rules and regulations and shall make determinations and interpretations of the Plan thereunder as it shall deem appropriate. All such rules, regulations, and determinations shall be conclusive and binding upon all parties.

E. Eligibility for participation in the Plan is based upon the eligibility requirements as stated herein.

F. No Award shall be paid to any otherwise Eligible Employee who was placed on probation during the Plan Year and/or did not receive at least a rating of "meets job requirements" on his/her most recent individual performance appraisal prior to the Plan Year Award.

G. Supplementary Plan documents relating to Eligible Employees, the targeted goals, and other pertinent matters will be prepared and approved by the Board at the beginning of each Plan Year.

H. Awards may be made in accordance with Section VIII of this Plan document, subject to approval by the Committee.

I. No right or interest of any Eligible Employee shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

J. Eligible Employees who meet all Plan requirements will receive approved Awards no later than February 1 following the end of a Plan Year.

K. Basic Plan guidelines for any Plan Year shall be reviewed with the staff at the beginning of each Plan Year.

L. An Award under the Plan shall not confer any right on the recipient to continue in the employ of the Corporation or subsidiary or limit in any way the right of the Corporation or subsidiary to terminate his/her employment at any time. The receipt of an Award for one year shall not guarantee an Eligible Employee the right to receive an Award for any subsequent year.

M. The Corporation or subsidiary shall deduct from payments made under this plan any federal, state, or local taxes to be withheld with respect to such payments.

N. Should a participating employee's employment be terminated during the Plan Year, or prior to the distribution of any Plan Award, for any reason, he/she shall not be eligible to receive any Award.

VII.  Summary of Plan Parameters.

A. Plan Awards. Awards under the Plan are contingent upon the achievement of established targets for the Corporation.

B. Performance Targets. Targets will be established annually for several key performance factors that impact the interests of the shareholders of the Corporation. The targets take into account industry peer group performance benchmarks and specific goals established for the Corporation. In addition, the strategic performance factors are weighted to reflect the relative importance of each, as established by the Committee. The targets are proprietary, confidential, and for internal use only and shall not be published.
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C.  Formation/Distribution of Awards.  As noted earlier in this document, the formation of Awards, and the distribution of same, is at the discretion of the Committee. Awards may be made when the established performance targets are met or exceeded, and when the Committee, in its sole judgment, deems that such actions are in the best interests of the Corporation, its shareholders, and the Eligible Employees.

D. Guidelines for the schedule of Plan Awards, along with factors that may impact these Awards, are established annually, and are integrated with the Corporation's strategic plan and Financial Plan. These guidelines are updated annually and included under Section VIII of this Plan document.

VIII.  Summary of 2007 Performance Objectives.

A.  2007 Award Performance Targets

         Weight                    Category                Target

          50%                     Net Income
          20%          Core Transaction Deposit Growth
          20%                    Loan Growth
          10%          Asset Quality (Composite Score)


B.  2007 Pay-for-Performance Award Schedule Guideline

    Performance      Tier #1    Tier #2    Tier #3    Tier #4    Tier #5
       Level          Award      Award      Award      Award      Award

       100%            25%        12%         7%         4%         2%
       110%            32%        16%       9 1/2%     5 1/2%       3%
     Note: Awards are expressed as a percentage of Eligible Compensation
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